EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 10, 2007 (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the issuance of separate financial statements audited in accordance with Canadian generally accepted auditing standards and prepared in accordance with Canadian generally accepted accounting principles), relating to the financial statements of Biomira Inc. as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, appearing in the Amendment No. 1 to the Current Report on Form 8-K/A of Oncothyreon Inc. dated February 21, 2008.
/s/ Deloitte & Touche LLP
Edmonton, Alberta, Canada
March 20, 2008